Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces Single Institutional Investor Purchases

Up To Approximately $25.0 Million of Non-Convertible Preferred Stock and Warrants

and Additional Investment Right Exercisable at Market Price

SEATTLE, February 18, 2011—Cell Therapeutics, Inc. (Nasdaq and MTA:CTIC) (the “Company”) today announced that it has entered into a securities purchase agreement (the “Purchase Agreement”) to sell, subject to certain closing conditions, securities in a registered offering to a single life sciences institutional investor (the “Investor”). The Company may use a portion of the net proceeds to fund possible investments in, or acquisitions of, complementary businesses, technologies or products. The Company has recently engaged in limited discussions with third parties regarding such investments or acquisitions, but has no current agreements or commitments with respect to any investment or acquisition. The Company may also use a portion of the net proceeds from the offering for general corporate purposes, which may include, among other things, paying interest on and/or retiring portions of its outstanding debt, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications and general working capital.

Pursuant to the Purchase Agreement, the Company has agreed to sell up to approximately $25.0 million of shares of its Series 10 Non-Convertible Preferred Stock (the “Series 10 Preferred Stock”), warrants to purchase up to approximately 25.9 million shares of common stock (the “Warrants”) and an additional investment right (the “Additional Investment Right”) to purchase up to approximately $25.0 million of shares of its Series 11 Convertible Preferred Stock (the “Series 11 Preferred Stock”), in a registered offering to the Investor.

The shares of Series 10 Preferred Stock will accrue annual dividends at the rate of 10% from the date of issuance, payable in the form of additional shares of Series 10 Preferred Stock. The shares of Series 10 Preferred Stock are redeemable at the option of the Company at any time after issuance, in whole or in part, either in cash or by offset against recourse notes fully secured with marketable securities, which may be issued by the Investor to the Company (the “Notes”) in connection with the exercise of the Warrants and the Additional Investment Right.

The Warrants have an exercise price of $0.337 per share of common stock. The Warrants are exercisable immediately and expire two years from the date of the Purchase Agreement. The exercise price of the Warrants may be paid in cash or by the issuance of Notes. The Warrants are subject to cancellation and mandatory exercise under certain conditions, in whole or in part. The total potential additional proceeds to the Company upon exercise of the Warrants for cash are approximately $8.7 million.

The Additional Investment Right has an exercise price of $1,000 per share of Series 11 Preferred Stock. The Additional Investment Right is exercisable immediately and must be exercised no later than March 19, 2011. The exercise price of the Additional Investment Right may be paid in cash or through the issuance of Notes. The Additional Investment Right is subject to cancellation under certain conditions, in whole or in part. The total potential additional proceeds to the Company upon exercise of the Additional Investment Right for cash are approximately $25.0 million.

Each share of Series 11 Preferred Stock is convertible at the option of the holder, at any time during its existence, into approximately 2,967 shares of common stock at a conversion price of $0.337 per share of common stock, for a total of approximately 74.1 million shares of common stock.

The closing of the issuance and sale of the Series 10 Preferred Stock is expected to occur on the 10th trading day following the date of the Purchase Agreement, subject to certain closing conditions. Additional details regarding the offering can be found in the prospectus supplement relating to the offering to be filed with the Securities and Exchange Commission (the “SEC”) on February 18, 2011.

A shelf registration statement relating to the shares of Series 10 Preferred Stock, the Warrants, the Additional Investment Right and the shares of Series 11 Preferred Stock issued in the offering (and the shares of common stock issuable upon exercise of the Warrants and conversion of the Series 11 Preferred Stock) has been filed with the SEC. A prospectus supplement under Rule 424 of the Securities Act of 1933, as amended, relating to the offering will be filed with the SEC on February 18, 2011. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting the Company at the following address: Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119, and also on the SEC’s website at www.sec.gov. This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of Series 10 Preferred Stock, the Warrants, the Additional Investment Right and the shares of Series 11 Preferred Stock issued in the offering (or the shares of common stock issuable upon exercise of the Warrants and conversion of the Series 11 Preferred Stock). No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading prices of the Company’s securities. The risks and uncertainties include the risk that the purchase and sale of the Series 10 Preferred Stock might not be consummated, the Investor might not exercise the Additional Investment Right or the Warrants, the Company might receive Notes instead of cash upon exercise of the Additional Investment Right or the Warrants, the Company might not be able to continue to raise additional capital as needed to fund its operations, the Company’s intentions regarding the use of proceeds, and other risk factors listed or described from time to time in the Company’s filings with the SEC, including, without limitation, its most recent filings on Forms 10-K and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors